SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): February 26, 2001



                     McMoRan Exploration Co.


    Delaware                 001-07791                72-1424200
(State or other            (Commission               (IRS Employer
jurisdiction of            File Number)              Identification
incorporation or                                        Number)
 organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000

Item 5. Other Events and Regulation FD Disclosures

McMoRan Exploration Co. today announced the following information regarding its intention to form a joint venture with Savage
Industries Inc. to market and transport sulphur:

NEW ORLEANS, LA. February 26, 2001 -- McMoRan Exploration Co. and Savage Industries Inc. (Savage) announced today that they entered into a letter of intent to form a joint venture to own and operate the sulphur business of Freeport-McMoRan Sulphur LLC
(FSC). FSC would contribute the assets currently used in its sulphur transportation, marketing and terminaling business to the new joint venture. The joint venture would operate the largest sulphur transportation and storage system in the United States and would continue to serve both producers and consumers of sulphur. It is expected that the joint venture would enter into new long-term service agreements with major U.S. oil and gas refiners and processors to provide off-take security and market access for their sulphur by-product.

     Savage has agreed to contribute cash to the joint venture and would become its operator. The joint venture would use the existing assets and commercial contracts of FSC's transportation and marketing business as well as new contracts to be completed with sulphur producers to secure financing. It is expected that the joint venture would distribute at least $55 million in cash to McMoRan at closing of the contemplated transactions. Savage and McMoRan would each own a 50 percent interest in the joint venture.

     Richard C. Adkerson, Co-Chairman and CEO of McMoRan, said, "Entering into this transaction with Savage would allow McMoRan to dedicate all of our efforts to our oil and gas exploration and development program. We will work closely with Savage to complete the formation of our joint venture and to develop contracts with sulphur producers. Savage's existing service relationships with major companies in the petroleum industry combined with the critical strategic importance of FSC's sulphur transportation and marketing assets to the petroleum and fertilizer industries provide a solid operating platform for the new joint venture."

     Allen Alexander, President and CEO of Savage, said, "We look forward to building on our existing customer relationships by adding sulphur services to The Savage System. FSC's assets are essential to several of our key customers and we are pleased to be involved in delivering the flexibility of FSC's transportation and logistics system to the marketplace. Savage's "Best Value-No Worry" service will be a hallmark of the new joint venture."

     McMoRan will use the proceeds from the transaction to repay borrowings under its sulphur business credit facility which had $50.0 million outstanding as of February 23, 2001. The transaction completion is subject to securing joint venture financing arrangements, completion of definitive agreements, board approvals and certain other approvals.

     Savage is a leader in providing creative solutions to materials management and transportation systems and facilities to a wide range of customers and industries in the United States.
Savage is a national leader in providing services to coal producers, electric utilities, railroads and petroleum refiners.

     McMoRan is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area; and the purchasing, transporting, terminaling, and marketing of sulphur.

                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By:  /s/ C. Donald Whitmire Jr.
                                   ------------------------------
                                       C. Donald Whitmire, Jr.
                                   Vice President & Controller -
                                         Financial Reporting
                                     (authorized signatory and
                                    Principal Accounting Officer)


Date:  February 26, 2001